Exhibit 4.7

SYNCHRONY CARD ISSUANCE TRUST

AMENDED AND RESTATED TRUST AGREEMENT

among

SYNCHRONY CARD FUNDING, LLC,

CITIBANK, N.A.,
as the Trustee

and

CITICORP TRUST DELAWARE, NATIONAL ASSOCIATION,
as the Delaware Trustee

Dated as of May 1, 2018

i

ii

iii

AMENDED AND RESTATED TRUST AGREEMENT OF SYNCHRONY CARD ISSUANCE TRUST (as amended or supplemented from time to time, this “Agreement”) dated as of May 1, 2018, among SYNCHRONY CARD FUNDING, LLC (“Synchrony Card Funding”), a Delaware limited liability company, Citibank, N.A., a national banking association, as Trustee (the “Trustee”) and Citicorp Trust Delaware, National Association, a national banking association, as Delaware trustee (the “Delaware Trustee”).

RECITALS

WHEREAS, Synchrony Card Funding, the Delaware Trustee and the Trustee formed Synchrony Card Issuance Trust as a Delaware statutory trust by filing the Certificate of Trust (as hereinafter defined) with the Secretary of State of the State of Delaware on November 30, 2017;

WHEREAS, Synchrony Card Funding, the Delaware Trustee and the Trustee entered into that certain Trust Agreement, dated as of November 30, 2017 (the “Original Trust Agreement”); and

WHEREAS, Synchrony Card Funding, the Trustee and the Delaware Trustee desire to amend and restate the Original Trust Agreement in its entirety in the form of this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Synchrony Card Funding, the Delaware Trustee and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Initially capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in (or by reference in) the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Indenture”), between Synchrony Card Issuance Trust and The Bank of New York Mellon, as Indenture Trustee. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms and phrases and the definitions incorporated herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and the neuter genders of such terms:

“Agreement” is defined in the preamble.

“Certificate of Trust” means the Certificate of Trust executed by the Trustee, substantially in the form attached hereto as Exhibit A.

“Corporate Trust Office” means (i) with respect to the Trustee, the office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of this Agreement is located at 388 Greenwich Street, New York, New York 10013, Attention: Synchrony Card Issuance Trust and (ii) with respect to the Delaware Trustee, the office of the Delaware Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of this Agreement is located at 20 Montchanin Road, Suite 180, Greenville, DE 19807, Attention: Synchrony Card Issuance Trust.

“Expenses” is defined in Section 7.2.

“Holder” means, solely as used in this Agreement, a holder of the Transferor Interest or a Supplemental Interest, as applicable, and as used in any other Related Document, as defined in the Indenture.

“Indemnified Parties” is defined in Section 7.2.

“Repurchase Disclosure Regulations” is defined in Section 11.1.

“Supplemental Interest” is defined in Section 3.4.

“Synchrony Card Funding” is defined in the preamble.

“Transferor Interest” means the undivided beneficial interest of Synchrony Card Funding or its assigns in the Trust and the Trust Estate, including the right to receive amounts at the times and in the amounts specified in the Related Documents to be paid to the Holders.

“Trust” means Synchrony Card Issuance Trust.

“Trust Estate” means all right, title and interest of the Trust in and to the property and rights assigned to the Trust pursuant to the Transfer Agreement, all monies, investment property, instruments and other property on deposit from time to time in the Trust Accounts and all other property of the Trust from time to time, including any rights of the Trustee and the Trust pursuant to the Related Documents.

“Trust Interest” means the Transferor Interest or a Supplemental Interest, as applicable.

“Trust Statute” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801 et seq., as the same may be amended from time to time.

“Trust Termination Date” is defined in Section 8.1.

“Trustee” is defined in the preamble.

SECTION 1.2. Other Interpretive Matters.

(a)       All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)       Accounting terms not otherwise defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under GAAP.

2

(c)       Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(d)       The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to any Article, subsection, Section, clause, Schedule or Exhibit are references to Articles, subsections, Sections, clauses, Schedules and Exhibits in or to this Agreement unless otherwise specified; the term “including” means “including without limitation”; references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; references to any Person include that Person’s successors and assigns; references to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time.

(e)       In the event that the UCC, as in effect on the date of the Original Trust Agreement, is revised, any reference herein to specific sections of the UCC shall be deemed to be references to any such successor sections.

ARTICLE II

ORGANIZATION

SECTION 2.1. Name. The Trust continued hereby shall be known as “Synchrony Card Issuance Trust”, in which name the Trustee may conduct the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued.

SECTION 2.2. Office. The office of the Trust shall be in care of the Trustee at the Corporate Trust Office or at such other address as the Trustee may designate with prior written notice to Synchrony Card Funding. The Delaware office of the Trust shall be in care of the Delaware Trustee at the Corporate Trust Office or at such other address as the Delaware Trustee may designate by written notice to Synchrony Card Funding.

SECTION 2.3. Purposes and Powers. The purpose of the Trust is, and the Trust shall have the power and authority to, engage in the following activities:

(a)       to execute, deliver and issue the Notes pursuant to the Indenture and the related Indenture Supplement and to issue the Transferor Interest and Supplemental Interests, if any, pursuant to this Agreement;

(b)       with the proceeds of the issuance of the Notes, to acquire the Transferred Assets pursuant to the Transfer Agreement and pay to Synchrony Card Funding the amounts owed pursuant to the Transfer Agreement;

(c)       from time to time, to grant a Security Interest in the Collateral pursuant to the Indenture and the Related Documents, to grant a Security Interest in accounts established for the benefit of indebtedness of the Trust, all to secure indebtedness of the Trust, and to hold, manage and distribute to the Holders, pursuant to the terms of this Agreement and the Related Documents, any portion of the Collateral released from the Lien of the Indenture;

3

(d)       to enter into and perform its obligations under the Related Documents to which it is to be a party;

(e)       to engage in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(f)       subject to compliance with the Related Documents, to engage in such other activities as may be required in connection with conservation of the Collateral and the making of distributions to the Holders and payments to the Noteholders.

The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by this Agreement or the Related Documents.

SECTION 2.4. Appointment of the Trustee. Synchrony Card Funding hereby ratifies and confirms the appointment of the Trustee as trustee of the Trust effective as of the date of the Original Trust Agreement, to have all the rights, powers and duties set forth herein and in the Trust Statute. Synchrony Card Funding hereby ratifies and confirms the appointment of the Delaware Trustee as trustee of the Trust effective as of the date of the Original Trust Agreement, for the sole purpose of satisfying Section 3807(a) of the Trust Statute that the Trust have at least one trustee with a principal place of business in the State of Delaware.

SECTION 2.5. Initial Capital Contribution of Trust Estate. Pursuant to the Transfer Agreement, Synchrony Card Funding has assigned, transferred, contributed or otherwise conveyed to the Trust, as of the Initial Transfer Date and from time to time thereafter, the assets specified in the Transfer Agreement. In addition, Synchrony Card Funding shall also be entitled to receive, as additional consideration, certain cash flows as described in the Related Documents. Synchrony Card Funding shall pay organizational expenses of the Trust as they may arise or shall, upon the request of the Trustee, promptly reimburse the Trustee for any such expenses paid by the Trustee. Synchrony Card Funding may also take steps necessary, including the execution and filing of any necessary filings, to ensure that the Trust is in compliance with any applicable state securities law.

4

SECTION 2.6. Declaration of Trust. The Trustee hereby declares that it will hold the Trust Estate in trust upon and subject to the conditions set forth herein for the use and benefit of Synchrony Card Funding, subject to the obligations of the Trust under the Related Documents. It is the intention of the parties hereto that the Trust constitute a statutory trust under the Trust Statute and that this Agreement constitute the governing instrument of such statutory trust. It is the intention of the parties hereto that, solely for income and franchise tax purposes, until the Transferor Interest is held by more than one Person, the Trust be disregarded as an entity separate from Synchrony Card Funding. At such time as the interest in the Transferor Interest is held by more than one person, it is the intention of the parties hereto that, solely for income and franchise tax purposes, the Trust be treated as a partnership, with the assets of the partnership being the Transferred Receivables and other assets held by the Trust, the partners of the partnership being the Holder of the Transferor Interest and the Holders of the Supplemental Interests. The parties agree that, unless otherwise required by appropriate tax authorities, until the Transferor Interest is held by more than one Person, the Trust will not file or cause to be filed annual or other returns, reports and other forms consistent with the characterization of the Trust as an entity separate from Synchrony Card Funding. In the event that the Trust is classified as a partnership for U.S. federal income tax purposes, as of any taxable year beginning after December 31, 2017, or if later, the date that subchapter C of chapter 63 of subtitle F of the Internal Revenue Code as amended by the Bipartisan Budget Act of 2015 (the “Amended Partnership Audit Rules”) shall apply to the Trust, the Administrator is hereby designated as the partnership representative under Section 6223(a) of the Internal Revenue Code to the extent allowed under the law, and the Trust shall take any action necessary to effect such designation (including working with the Administrator to designate any designated individual required under the law). The Trust shall or the Administrator shall cause the Trust to, to the extent eligible, make the election under Section 6221(b) of the Internal Revenue Code with respect to determinations of adjustments at the partnership level and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the Trust shall or the Administrator shall cause the Trust to make the election under Section 6226(a) of the Internal Revenue Code with respect to the alternative to payment of imputed underpayment by partnership and take any other action such as filings, disclosures and notifications necessary to effectuate such election. Notwithstanding the foregoing, the Trust and the Administrator are each authorized, in its sole discretion, to make any available election related to Sections 6221 through 6241 of the Internal Revenue Code and take any action it deems necessary or appropriate to comply with the requirements of the Internal Revenue Code and conduct the Trust’s affairs under Sections 6221 through 6241 of the Internal Revenue Code.  Each Holder and, if different, each beneficial owner of a Trust Interest shall promptly provide the Trust and the Administrator any requested information, documentation or material to enable the Trust to make any of the elections described in this Section 2.6 and otherwise comply with Sections 6221 through 6241 of the Amended Partnership Audit Rules.  Each Holder and, if different, each beneficial owner of a Trust Interest, shall hold the Trust and its affiliates harmless for any expenses or losses (i) resulting from a beneficial owner of a Trust Interest not properly taking into account or paying its allocated adjustment or liability under Section 6226 of the Amended Partnership Audit Rules or (ii) suffered that are attributable to the management or defense of an audit under the Amended Partnership Audit Rules or otherwise due to actions the Trust and its affiliates take with respect to and to comply with the rules under Sections 6221 through 6241 of the Amended Partnership Audit Rules. Effective as of the date of the Original Trust Agreement, the Trustee shall have all rights, powers and duties set forth herein and in the Trust Statute with respect to accomplishing the purposes of the Trust.

SECTION 2.7. Liability of Beneficiaries. Except as provided in any Related Document, the Holders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

SECTION 2.8. Title to Trust Property. Subject to the Lien granted in the Indenture, legal title to all the Trust Estate shall be vested at all times in the Trust as a separate legal entity except where applicable law in any jurisdiction requires title to any part of the Trust Estate to be vested in a trustee or trustees, in which case title shall be deemed to be vested in the Trustee, a co-trustee and/or a separate trustee, as the case may be.

5

SECTION 2.9. Situs and Fiscal Year of Trust. The Trust will be located in Delaware and administered in the States of Delaware and New York. The fiscal year of the Trust will end on December 31st of each year, unless changed by the Trust. The Trust shall notify the Indenture Trustee of any change to its fiscal year, however the Trust will not be required to satisfy the Rating Agency Condition or the conditions precedent to an amendment specified in Section 10.1 prior to changing its fiscal year.

SECTION 2.10. Representations and Warranties of Synchrony Card Funding. Synchrony Card Funding hereby represents and warrants to the Trustee and the Delaware Trustee that:

(a)       Synchrony Card Funding is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)       Synchrony Card Funding is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications if the failure to obtain any such qualification, license or approval would cause an Adverse Effect; provided, however, that no representation or warranty is made with respect to any qualifications, licenses or approvals which the Trustee or the Indenture Trustee has or may be required at any time to obtain, if any, in connection with the transaction contemplated hereby or by any other Related Document to which the Trustee or the Indenture Trustee, as the case may be, is a party.

(c)       Synchrony Card Funding has the power and authority to execute and deliver this Agreement and to carry out its terms; Synchrony Card Funding has full power and authority to sell and assign the property to be sold and assigned to the Trust and Synchrony Card Funding has duly authorized such sale and assignment to the Trust by all necessary corporate or other action; and the execution, delivery and performance of this Agreement have been duly authorized by Synchrony Card Funding by all necessary limited liability company action.

(d)       The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a material default under, the certificate of formation or limited liability company agreement of Synchrony Card Funding, or any indenture, agreement or other instrument to which Synchrony Card Funding is a party or by which it is bound; or (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than pursuant to the Related Documents); or (iii) violate any law or, to the best of Synchrony Card Funding’s knowledge, any order, rule or regulation applicable to Synchrony Card Funding of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Synchrony Card Funding or its properties which violation would cause an Adverse Effect.

6

(e)       Synchrony Card Funding has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Synchrony Card Funding, enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

ARTICLE III

BENEFICIAL INTERESTS

SECTION 3.1. Ownership. Synchrony Card Funding shall after the date of the Original Trust Agreement be the sole beneficial owner of the Trust.

SECTION 3.2. Transferor Interest.

(a)       The Trust hereby confirms the issuance of the Transferor Interest to Synchrony Card Funding on and as of the date of the Original Trust Agreement.

(b)       As the Holder of the Transferor Interest, Synchrony Card Funding hereby agrees to pay an amount equal to the sum of (i) any accrued and unpaid Daily Servicing Fee or Monthly Servicing Fee, as applicable, not otherwise allocated to the Notes of a Series pursuant to the Indenture and payable by the Trust, (ii) the fees and expenses of the Administrator payable by the Trust on the related Payment Date and (iii) the fees and expenses of the Indenture Trustee payable by the Trust on the related Payment Date. The amounts described in the foregoing clauses (i), (ii) and (iii) shall be payable solely from amounts specified in the Indenture and any Indenture Supplement to be paid to the Holder of the Transferor Interest and shall be paid on a pro rata basis according to the amounts owing to each of the Servicer, the Administrator and the Indenture Trustee, as applicable. The portion of the accrued and unpaid Daily Servicing Fee payable by the Transferor for each day shall be payable from amounts specified in the Indenture and any Indenture Supplement to be paid to the Holder of the Transferor Interest for such day within two Business Days thereafter; provided that the Daily Servicing Fee for any day that is not a Date of Processing shall be paid to or retained by the Servicer from amounts specified in the Indenture and any Indenture Supplement to be paid to the Holder of the Transferor Interest for the immediately preceding Date of Processing within two Business Days of such immediately preceding Date of Processing. If the Servicer shall have elected to receive a Monthly Servicing Fee, the portion of the Monthly Servicing payable by the Holder of the Transferor Interest will be due and payable on the related Payment Date.

7

SECTION 3.3. Form of Transferor Interest. The Transferor Interest initially shall be an uncertificated interest in the Trust.

SECTION 3.4. Restrictions on Transfer; Issuance of Supplemental Interests.

(a)       Synchrony Card Funding may from time to time divide the Transferor Interest into one or more separate interests (each, a “Supplemental Interest”), which shall be in uncertificated form, and may transfer such Supplemental Interests without the consent or approval of the Noteholders, subject to the restrictions set forth in this Agreement. The form and terms of any Supplemental Interest shall be defined in a supplement to this Agreement (which supplement shall be subject to Section 10.2 to the extent that it amends any of the terms of this Agreement) to be delivered to or upon the order of Synchrony Card Funding (or the Holder of a Supplemental Interest, in the case of the transfer or exchange thereof, as provided below). The issuance of any such Supplemental Interest to any Person other than Synchrony Card Funding shall be subject to satisfaction of the following conditions:

(i)       the Rating Agency Condition shall have been satisfied with respect to such action; and

(ii)       Synchrony Card Funding shall have delivered to the Trustee, the Indenture Trustee and each Rating Agency a Tax Opinion, dated the date of such action (or transfer, exchange or other disposition provided below), with respect to such action and an Opinion of Counsel to the effect that such issuance, action, transfer, exchange or other disposition does not require registration of the interest under the Securities Act or any state securities law except for any such registration that has been duly completed and become effective. A Supplemental Interest may be transferred or exchanged, and the Transferor Interest may be pledged, only upon satisfaction of the conditions set forth above.

(b)       The Transferor Interest may be transferred in its entirety to a Person which is a member of the “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of which Synchrony Card Funding (or its single beneficial owner) is a member (or a disregarded entity thereof) without the consent or approval of the Noteholders, provided that (i) the Rating Agency Condition shall have been satisfied with respect to such transfer and (ii) Synchrony Card Funding shall have delivered to the Trustee, the Indenture Trustee and each Rating Agency a Tax Opinion and an Opinion of Counsel of the type described in paragraph (a) above, dated the date of such transfer, with respect thereto. In connection with any such transfer, the Person to whom the Transferor Interest is transferred will, by its acquisition and holding of an interest in the Transferor Interest, assume all of the rights and obligations of Synchrony Card Funding as described in this Agreement, each Related Document and in any supplement or amendment thereto (including the right under this paragraph (b) with respect to subsequent transfers of an interest in the Transferor Interest).

8

(c)       The Transferor Interest and each Supplemental Interest, and any beneficial interest in the Transferor Interest or any Supplemental Interest, may not be purchased by or transferred to (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Internal Revenue Code or (iii) any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plans (including, without limitation, insurance company general accounts) in such entity.

SECTION 3.5. Registration of Transfer and Exchange of Transferor Interests. The Trust shall keep or cause to be kept, at the Corporate Trust Office, a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Trust shall provide for the registration of Transferor Interests and of transfers and exchanges of Transferor Interests. The Trustee shall be the “Registrar” for the purpose of registering the Transferor Interests and the transfers of Transferor Interests as provided herein. Upon any resignation of the Registrar, Synchrony Card Funding shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of the Registrar. The Registrar shall be entitled to all the same rights, protections, indemnities and immunities hereunder as the Trustee.

SECTION 3.6. Persons Deemed Holders. Prior to the registration of a transfer of a Trust Interest, the Trustee and Registrar may treat the Person in whose name any Trust Interest shall be registered in the Register (as of the day of determination) as the owner of such Trust Interest for all purposes whatsoever, and neither the Trustee nor the Registrar shall be bound by any notice to the contrary.

SECTION 3.7. Access to List of Holders’ Names and Addresses. The Trustee shall furnish or cause to be furnished to the Servicer and Synchrony Card Funding, within fifteen (15) days after receipt by the Trustee of a request therefor from the Servicer or Synchrony Card Funding in writing, a list, in such form as the Servicer or Synchrony Card Funding may reasonably require, of the names and addresses of the Holders. If a Holder applies in writing to the Trustee, and such application states that the applicants desire to communicate with other Holders with respect to their rights under this Agreement and such application shall be accompanied by a copy of the communication that such applicants propose to transmit, then the Trustee shall, within five (5) Business Days after the receipt of such application, afford such applicants access during normal business hours to the current list of Holders. Each Holder, by receiving and accepting a Transferor Interest, shall be deemed to have agreed not to hold any of Synchrony Card Funding, the Registrar or the Trustee accountable by reason of the disclosure of its name and address, regardless of the source from which such information was derived.

ARTICLE IV

ACTIONS BY THE TRUSTEE

SECTION 4.1. Prior Notice to Holders with Respect to Certain Matters. With respect to the following matters, the Trustee shall not take action unless, at least thirty (30) days before the taking of such action, the Trustee shall have notified the Holders in writing of the proposed action and the Holders shall not have notified the Trustee in writing prior to the thirtieth (30th) day after such notice is given that the Holders withheld consent or shall not have provided alternative direction:

9

(a)       the initiation of any claim or lawsuit by the Trust (except claims or lawsuits brought in connection with the collection of the Trust Estate) and the compromise of any action, claim or lawsuit brought by or against the Trust (except with respect to the aforementioned claims or lawsuits for collection of Trust Estate);

(b)       the election by the Trust to file an amendment to the Certificate of Trust unless such amendment is required by the Trust Statute;

(c)       the amendment of the Indenture by a supplemental indenture where the consent of any Noteholder is required;

(d)       the amendment, change or modification of the Administration Agreement, except to cure any ambiguity or to amend or supplement any provision in a manner, or add any provision, that would not materially and adversely affect the interests of the Holders; or

(e)       the appointment pursuant to the Indenture of a successor Note Registrar, Paying Agent or Indenture Trustee, or the consent to the assignment by the Note Registrar, Paying Agent or Indenture Trustee of its obligations under the Indenture or this Agreement, as applicable.

SECTION 4.2. Action by the Holders with Respect to Certain Matters. The Trustee shall not have the power, except upon the direction of the Holders, to: (a) remove the Administrator under the Administration Agreement, (b) appoint a successor Administrator, or (c) except as expressly provided in the Related Documents, sell the Transferred Receivables after the termination of the Indenture. The Trustee shall take the actions referred to in the preceding sentence only upon written instructions signed by the Holders.

SECTION 4.3. Action by the Holders with Respect to Bankruptcy. The Trustee shall not have the power to commence a voluntary proceeding in bankruptcy relating to the Trust without the prior approval of the Holders and the delivery to the Trustee by the Holders of a certificate certifying that the Holders reasonably believe that the Trust is insolvent.

SECTION 4.4. Restrictions on Power. The Holders shall not direct the Trustee to take or refrain from taking any action if such action or inaction would be contrary to any obligation of the Trust or the Trustee under this Agreement or any of the Related Documents or would be contrary to Section 2.3, nor shall the Trustee be obligated to follow any such direction, if given.

ARTICLE V

AUTHORITY AND DUTIES OF THE TRUSTEE

SECTION 5.1. General Authority. The Trustee is authorized and directed to execute and deliver the Related Documents (including any amendments and restatements thereof) to which the Trust is to be a party and each certificate or other document attached as an exhibit to or contemplated by the Related Documents to which the Trust is to be a party, in each case in such form as Synchrony Card Funding shall approve as evidenced conclusively by the Trustee’s execution thereof, and, on behalf of the Trust, to direct the Indenture Trustee, from time to time, to authenticate and deliver Notes in the amount specified in a letter of instruction from Synchrony Card Funding to the Trustee. In addition to the foregoing, the Trustee is authorized, but shall not be obligated, to take all actions required of the Trust pursuant to the Related Documents. Except as otherwise provided in this Agreement, the Trustee is further authorized from time to time to take such action as Synchrony Card Funding or the Administrator directs with respect to the Related Documents.

10

SECTION 5.2. General Duties. It shall be the duty of the Trustee to discharge (or cause to be discharged) all of its responsibilities pursuant to this Agreement and to administer the Trust in the interest of the Holders, subject to the Related Documents and in accordance with this Agreement. Notwithstanding the foregoing, the Trustee shall be deemed to have discharged its duties and responsibilities hereunder to the extent the Administrator has agreed in the Administration Agreement to perform any act or to discharge any duty of the Trustee or Trust hereunder or under any Related Document, and the Trustee shall not be held liable for the default or failure of the Administrator to carry out its obligations under the Administration Agreement.

SECTION 5.3. Action upon Instruction. (a) Subject to Article IV and in accordance with the Related Documents, the Holders may by written instruction direct the Trustee in the management of the Trust. Such direction may be exercised at any time by written instruction of the Holders pursuant to Article IV.

(b)       The Trustee shall not be required to take any action hereunder or under any Related Document if the Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or of any Related Document or is otherwise contrary to law.

(c)       Whenever the Trustee is unable to decide between alternative courses of action permitted or required by this Agreement or any Related Document, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instruction of the Holders received, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Documents, as it shall deem to be in the best interests of the Holders, and shall have no liability to any Person for such action or inaction.

(d)       In the event that the Trustee is unsure as to the application of any provision of this Agreement or any Related Document or any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement permits any determination by the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee may give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction and, to the extent that the Trustee acts or refrains from acting in good faith in accordance with any such instruction received, the Trustee shall not be liable, on account of such action or inaction, to any Person. If the Trustee shall not have received appropriate instruction within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Documents, as it shall deem to be in the best interests of the Holders, and shall have no liability to any Person for such action or inaction taken in good faith.

11

SECTION 5.4. No Duties Except as Specified in this Agreement or in Instructions. The Trustee shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, dispose of or otherwise deal with the Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trustee is a party, except as expressly provided by this Agreement or in any document or written instruction received by the Trustee pursuant to this Agreement; and no implied duties or obligations shall be read into this Agreement or any Related Document against the Trustee. The Trustee shall have no responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or Lien granted to it hereunder or to prepare or file any Commission filing for the Trust or to record this Agreement or any Related Document. Notwithstanding anything to the contrary herein or in any Related Document, the Trustee shall not be required to execute, deliver or certify on behalf of the Trust or any other Person any filings, certificates, affidavits or other instruments required under the Sarbanes-Oxley Act of 2002, if applicable. The Trustee nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Trust Estate that result from the negligence or willful misconduct of the Trustee or from actions by, or claims against the Trustee in its individual capacity that are not related to the ownership or administration of the Trust Estate.

SECTION 5.5. No Action Except Under Specified Documents or Instructions. The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Trust Estate except: (i) in accordance with the powers granted to and the authority conferred upon the Trustee pursuant to this Agreement, (ii) in accordance with the Related Documents and (iii) in accordance with any document or instruction delivered to the Trustee pursuant to this Agreement.

SECTION 5.6. Restrictions. The Trustee shall not take any action: (a) that is inconsistent with the purposes of the Trust set forth in Section 2.3 or (b) that, to the actual knowledge of the Trustee, would result in the Trust becoming taxable as a corporation for Federal income tax purposes. Synchrony Card Funding shall not direct the Trustee to take action that would violate this Section.

SECTION 5.7. Tax Returns. In the event the Administrator determines the Trust shall be required to file tax returns, the Trustee, promptly upon request, will furnish the Administrator with all such information in the Trustee’s actual custody or possession as may be reasonably requested by the Administrator in connection with the preparation of all tax returns of the Trust or any Affiliate of the Trust required to report income, gain, loss or deduction of the Trust, and shall, upon request, execute such returns of the Trust. In no event shall the Trustee be liable for any liabilities, costs or expenses of the Trust arising under any tax law, including federal, state or local income or excise taxes or any other tax imposed on or measured by income (or any interest or penalty with respect thereto arising from a failure to comply therewith).

12

SECTION 5.8. Trust Operation. The operations of the Trust will be conducted in accordance with the following standards:

(a)       the Trust will act solely in its own name through the Trustee, the Administrator or the Holders;

(b)       the Trust will not incur any indebtedness for money borrowed or incur any obligations except in connection with the purposes set forth in Section 2.3 of this Agreement;

(c)       except to the extent otherwise permitted by the Related Documents, the Trust’s funds and assets will at all times be maintained separately from those of the Holder and their respective Affiliates;

(d)       the Trust will take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to third persons that it is an entity with assets and liability distinct from those of the Holders, the Holders’ Affiliates or any other third person, and will use stationery and other business forms of the Trustee or the Trust and not that of the Holders or any of their respective Affiliates, and will use its best efforts to avoid the appearance (i) of conducting business on behalf of the Holders or any Affiliates thereof or (ii) that the assets of the Trust are available to pay the creditors of the Holders or any Affiliates thereof;

(e)       the Trust will not hold itself out as being liable for the debts of the Holders or any Affiliates thereof;

(f)       the Trust will not engage in any transaction with any Holders or any Affiliates thereof, except as required, or specifically permitted, by this Agreement or unless such transaction is otherwise on terms neither more favorable nor less favorable than the terms and conditions available at the time to the Trust for comparable transactions with other Persons; and

(g)       the Trust will not enter into any voluntary bankruptcy or insolvency proceeding without a finding by the Holder that the Trust’s liabilities exceed its assets or that the Trust is unable to pay its debts in a timely manner as they become due.

ARTICLE VI

CONCERNING THE TRUSTEE

SECTION 6.1. Acceptance of Trusts and Duties. Each of the Trustee and the Delaware Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to such trusts but only upon the terms of this Agreement. The Trustee also agrees to disburse all moneys actually received by it constituting part of the Trust Estate upon the terms of the Related Documents and this Agreement. Neither the Trustee nor the Delaware Trustee shall be answerable or accountable hereunder or under any Related Document under any circumstances, except: (i) for its own willful misconduct or gross negligence, (ii) in the case of the inaccuracy of any representation or warranty contained in Section 6.3 expressly made by the Trustee or the Delaware Trustee, as applicable, or (iii) for its failure to use ordinary care in the handling of funds. In particular, but not by way of limitation:

13

(a)       subject to the exceptions set forth in the preceding sentence, the Trustee shall not be liable for any error of judgment made in good faith by a responsible officer of the Trustee unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(b)       subject to the exceptions set forth in the preceding sentence, the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions of the Administrator, the Servicer or Synchrony Card Funding or any Holder;

(c)       no provision of this Agreement or any Related Document shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under any Related Document, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(d)       under no circumstances shall the Trustee be liable for indebtedness evidenced by or arising under any of the Related Documents, including the principal of and interest on the Notes or any representation, warranty or covenant of the Trust;

(e)       the Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by Synchrony Card Funding or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate or for or in respect of the validity or sufficiency of the Related Documents, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Noteholder or to any Holder, other than as expressly provided for herein and in the Related Documents;

(f)       the Trustee shall not be liable for the default or misconduct of the Administrator, Synchrony Card Funding, the Indenture Trustee or the Servicer under any of the Related Documents or otherwise and the Trustee shall have no obligation or liability to perform the obligations of the Trust under this Agreement or the Related Documents that are required to be performed by the Administrator under the Administration Agreement, the Indenture Trustee under the Indenture or the Servicer under the Servicing Agreement; and the Trustee shall have no obligation to monitor such persons with respect to such obligations;

14

(g)       the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement or any Related Document, at the request, order or direction of the Holders unless the Holders offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby. The right of the Trustee to perform any discretionary act enumerated in this Agreement or in any Related Document shall not be construed as a duty, and the Trustee shall not be answerable for other than its gross negligence or willful misconduct in the performance of any such act;

(h)       the Trustee shall not be personally liable for (x) special, consequential or punitive damages, however styled, including without limitation, lost profits or (y) any losses due to forces beyond the control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services;

(i)       in the absence of willful misconduct, bad faith or gross negligence on its part (or failure to use ordinary care in the handling of funds), the Trustee may conclusively rely upon certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Agreement in determining the truthfulness of the statements and the correctness of the opinions contained therein; provided, however, that the Trustee shall have examined such certificates or Opinion of Counsel so as to determine compliance of the same with the requirements of this Agreement; and

(j)       the Trustee undertakes to perform or observe only such of the obligations of the Trustee as are expressly set forth in this Agreement, and no implied covenants or obligations with respect to the Noteholders or the Indenture Trustee shall be read into this Agreement or the other Related Documents against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the Indenture Trustee or the Noteholders, and shall not be liable to any such person for the failure of the Trust to perform its obligations to such persons.

SECTION 6.2. Furnishing of Documents. The Trustee shall furnish to a Holder promptly upon receipt of a written request therefor, and at the expense of such Holder, duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Trustee under the Related Documents.

SECTION 6.3. Representations and Warranties of the Trustee and the Delaware Trustee.

(a)       The Trustee hereby represents and warrants to the Holders of the Notes and the Holders of the Transferor Interest, that:

(i)       it is a national banking association duly organized and validly existing under the laws of the United States of America, with the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement,

15

(ii)       it has taken all corporate action necessary to authorize the execution and delivery by it of this Agreement, and this Agreement will be executed and delivered by one of its officers who is duly authorized to execute and deliver this Agreement on its behalf,

(iii)       the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the charter documents or bylaws of the Trustee, or to the best of its knowledge without independent investigation any indenture, agreement or other instrument to which the Trustee is a party or by which it is bound; or violate any Federal or state law governing the banking or trust powers of the Trustee; or, to the best of the Trustee’s knowledge, violate any order, rule or regulation applicable to the Trustee of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Trustee or its properties, and

(iv)       this Agreement, assuming due authorization, execution and delivery by Synchrony Card Funding, constitutes a valid, legal and binding obligation of the Trustee, enforceable against it in accordance with the terms hereof subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b)       The Delaware Trustee hereby represents and warrants to the Holders of the Notes and the Holders of the Transferor Interest, that:

(i)       it is a national banking association duly organized and validly existing under the laws of the United States of America, with the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement,

(ii)       it is either a resident of the State of Delaware or has its principal place of business in the State of Delaware, in each case, within the meaning of Section 3807(a) of the Trust Statute,

(iii)       it has taken all corporate action necessary to authorize the execution and delivery by it of this Agreement, and this Agreement will be executed and delivered by one of its officers who is duly authorized to execute and deliver this Agreement on its behalf,

16

(iv)       the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the charter documents or bylaws of the Delaware Trustee, or to the best of its knowledge without independent investigation any indenture, agreement or other instrument to which the Delaware Trustee is a party or by which it is bound; or violate any Federal or state law governing the banking or trust powers of the Delaware Trustee; or, to the best of the Delaware Trustee’s knowledge, violate any order, rule or regulation applicable to the Delaware Trustee of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Delaware Trustee or its properties, and

(v)       this Agreement, assuming due authorization, execution and delivery by Synchrony Card Funding, constitutes a valid, legal and binding obligation of the Delaware Trustee, enforceable against it in accordance with the terms hereof subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

SECTION 6.4. Reliance; Advice of Counsel. (a) Except to the extent otherwise provided in Section 6.1, the Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper (whether in its original, electronic or facsimile form) believed by it to be genuine and believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president, any vice president, the treasurer or other authorized officers of the relevant party as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b)       In the exercise or administration of the trusts hereunder and in the performance of its duties and obligations under this Agreement or the Related Documents, the Trustee: (i) may act directly or through its agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee with reasonable care, and (ii) may consult with counsel, accountants and other skilled Persons to be selected with reasonable care and employed by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the written opinion or advice of any such counsel, accountants or other such Person.

SECTION 6.5. Not Acting in Individual Capacity. Except as provided in this Article VI, in accepting the trusts hereby created Citibank, N.A. acts solely as the Trustee hereunder and not in its individual capacity and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement or any Related Document shall look only to the Trust Estate for payment or satisfaction thereof.

17

SECTION 6.6. Trustee Not Liable for Notes or Transferred Receivables. The recitals contained herein shall be taken as the statements of Synchrony Card Funding, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Agreement, of any Related Document, or of any Transferred Receivable or related documents. The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Transferred Receivable, or the perfection and priority of any security interest created by any Transferred Receivable or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Estate or its ability to generate the payments to be distributed to the Holders under this Agreement or the Noteholders under the Indenture, including: (a) the existence, condition and ownership of the Transferred Assets, (b) the existence and enforceability of any insurance thereon, (c) the existence and contents of any Transferred Receivable on any computer or other record thereof, (d) the validity of the assignment of any Transferred Receivable to the Receivables Trust or of any intervening assignment, (e) the completeness of any Transferred Receivable, (f) the performance or enforcement of any Transferred Receivable, and (g) the compliance by Synchrony Card Funding or the Servicer with any warranty or representation made under any Related Document or in any related document or the accuracy of any such warranty or representation or any action of the Administrator, the Indenture Trustee or the Servicer or any subservicer taken in the name of the Trust or Trustee.

SECTION 6.7. Trustee and Delaware Trustee May Not Own Notes. Each of the Trustee and the Delaware Trustee shall not, in its individual capacity, but may in a fiduciary capacity, become the owner or pledgee of Notes or otherwise extend credit to the Trust. Each of the Trustee and the Delaware Trustee may otherwise deal with Synchrony Card Funding, the Administrator, the Indenture Trustee and the Servicer with the same rights as it would have if it were not the Trustee or the Delaware Trustee, respectively.

ARTICLE VII

COMPENSATION OF THE TRUSTEE

SECTION 7.1. Trustee’s Fees and Expenses. The Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between Synchrony Card Funding and the Trustee, and the Trustee shall be entitled to be reimbursed by Synchrony Card Funding for its other reasonable expenses hereunder, including the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Trustee may employ in connection with the exercise and performance of its rights and its duties hereunder.

SECTION 7.2. Indemnification. Synchrony Card Funding shall be liable as primary obligor for, and shall indemnify the Trustee and the Delaware Trustee and their successors, assigns, agents and employees (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses, including any such fees and expenses incurred enforcing its indemnification rights) of any kind and nature whatsoever (collectively, “Expenses”), which may at any time be imposed on, incurred by or asserted against the Trustee or the Delaware Trustee or any other Indemnified Party in any way relating to or arising out of this Agreement, the Related Documents, the Trust Estate, the administration of the Trust Estate or the action or inaction of the Trustee or the Delaware Trustee hereunder, except only that Synchrony Card Funding shall not be liable for or required to indemnify an Indemnified Party from and against Expenses arising or resulting from: (a) such Indemnified Party’s willful misconduct or gross negligence (or failure to use ordinary care in the handling of funds), (b) taxes, fees or other charges on, based on or measured by, any fees, commissions or compensation received by the Trustee or Delaware Trustee or (c) with respect to the Trustee, the inaccuracy of any representation or warranty contained in Section 6.3 expressly made by the Trustee. The Indemnified Party’s right to enforce such obligation shall be subject to the provisions of Section 10.7. The indemnities contained in this Section shall survive the resignation or termination of the Trustee or the Delaware Trustee or the termination of this Agreement.

18

In the event any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party pursuant to the preceding paragraph, such person shall promptly notify Synchrony Card Funding in writing and Synchrony Card Funding shall assume the defense thereof, including the retention of counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding upon delivery to Synchrony Card Funding of demand therefor. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) Synchrony Card Funding has failed to assume the defense thereof, (ii) Synchrony Card Funding and the Indemnified Party shall have mutually agreed to the retention of such counsel or (iii) the named parties to any such proceeding (including any impleaded parties) include both Synchrony Card Funding and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that Synchrony Card Funding shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties. Synchrony Card Funding shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Synchrony Card Funding agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Synchrony Card Funding shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

SECTION 7.3. Payments to the Trustee. Any amounts paid to the Trustee or the Delaware Trustee pursuant to this Article VII shall be deemed not to be a part of the Trust Estate immediately after such payment.

SECTION 7.4. Subordination. To the extent that the Trustee or Delaware Trustee has any claim or lien on the Trust Estate for any amounts due pursuant to the Related Documents, the Trustee and Delaware Trustee agree that such lien or claim shall be subordinate in priority to the lien of the Indenture Trustee on behalf of the Noteholders so long as the Indenture, and the liens created thereunder, have not been terminated and all obligations of the Trust with respect to the Notes have been satisfied.

19

ARTICLE VIII

TERMINATION OF AGREEMENT

SECTION 8.1. Termination of Agreement. (a) The Trust shall dissolve upon the date specified by Synchrony Card Funding (the “Trust Termination Date”), written notice of which shall be provided to the Trustee, provided, that the Trust Termination Date shall not be earlier than the day on which the rights of all Series of Notes to receive payments from the Trust have terminated. After satisfaction of liabilities of the Trust as provided by applicable law, any money or other property held as part of the Trust Estate following such distribution shall be distributed pro rata to the Holders. The bankruptcy, liquidation, dissolution, termination, death or incapacity of Synchrony Card Funding shall not (x) operate to terminate this Agreement or annul, dissolve or terminate the Trust, (y) entitle Synchrony Card Funding’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of all or any part of the Trust or Trust Estate or (z) otherwise affect the rights, obligations and liabilities of the parties hereto.

(b)       Except as provided in Section 8.1(a), neither Synchrony Card Funding nor any Holder shall be entitled to dissolve, revoke or terminate the Trust.

(c)       Upon the dissolution of the Trust and the payment of all liabilities of the Trust in accordance with applicable law and upon written direction from the Holders, the Trustee shall cause the Certificate of Trust to be canceled by filing a certificate of cancellation with the Secretary of State in accordance with the provisions of Section 3810 (or successor section) of the Trust Statute, at which time the Trust and this Agreement (other than Article VII) shall terminate.

ARTICLE IX

SUCCESSOR TRUSTEES AND ADDITIONAL TRUSTEES

SECTION 9.1. Eligibility Requirements for the Trustee and Delaware Trustee. The Trustee shall at all times: (a) be a “bank” within the meaning of the Investment Company Act of 1940, as amended, (b) be authorized to exercise corporate trust powers, (c) have a combined capital and surplus of at least $50,000,000 and be subject to supervision or examination by Federal or state authorities, and (d) have (or have a parent that has) a rating of at least “Baa3” by Moody’s, at least “BBB-” by S&P or, if rated by Fitch, at least “BBB-“ by Fitch, or if not rated, otherwise satisfactory to each Rating Agency. If such corporation shall publish reports of condition at least annually, pursuant to law or the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Delaware Trustee shall at all times be an institution satisfying the provisions of Section 3807(a) of the Trust Statute. In case at any time the Trustee or the Delaware Trustee shall cease to be eligible in accordance with this Section, the Trustee or the Delaware Trustee, as applicable, shall resign immediately in the manner and with the effect specified in Section 9.2.

20

SECTION 9.2. Resignation or Removal of the Trustee or Delaware Trustee. The Trustee or Delaware Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Administrator; provided, however, that such resignation and discharge shall only be effective upon the appointment of a successor Trustee or Delaware Trustee, as applicable. Upon receiving such notice of resignation, the Administrator, on behalf of the Trust, shall promptly appoint a successor Trustee or Delaware Trustee, as applicable, by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee or Delaware Trustee, as applicable, and one copy to the successor Trustee or the successor Delaware Trustee. If no successor Trustee or Delaware Trustee shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation, the resigning Trustee or Delaware Trustee, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Delaware Trustee, as applicable.

If at any time the Trustee or Delaware Trustee shall cease to be eligible in accordance with Section 9.1 and shall fail to resign after written request therefor by the Administrator, or if at any time the Trustee or Delaware Trustee shall be legally unable to act, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or Delaware Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Delaware Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Administrator, on behalf of the Trust, may remove the Trustee or Delaware Trustee, as applicable. If the Administrator, on behalf of the Trust, shall remove the Trustee or Delaware Trustee under the authority of the preceding sentence, the Administrator, on behalf of the Trust, shall promptly appoint a successor Trustee or Delaware Trustee, as applicable, by written instrument, in duplicate, one copy of which instrument shall be delivered to the outgoing Trustee or Delaware Trustee, as applicable, so removed and one copy to the successor Trustee, and pay all fees owed to the outgoing Trustee or Delaware Trustee, as applicable.

Any resignation or removal of the Trustee or Delaware Trustee and appointment of a successor Trustee or Delaware Trustee pursuant to this Section shall not become effective until acceptance of appointment by the successor Trustee or Delaware Trustee, as applicable, pursuant to Section 9.3 and payment of all fees and expenses owed to the outgoing Trustee or Delaware Trustee, as applicable. The Administrator shall provide notice of such resignation or removal of the Trustee or Delaware Trustee, as applicable, to each of the Rating Agencies.

SECTION 9.3. Successor Trustee or Delaware Trustee. Any successor Trustee or Delaware Trustee, as applicable, appointed pursuant to this Section 9.3 shall execute, acknowledge and deliver to the Administrator and to its predecessor Trustee or Delaware Trustee, as applicable, an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor Trustee or Delaware Trustee, as applicable, shall become effective and such successor Trustee or Delaware Trustee, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor under this Agreement, with like effect as if originally named as the trustee. The predecessor Trustee or Delaware Trustee, as applicable, shall upon payment of its fees and expenses deliver to the successor Trustee or Delaware Trustee all documents and statements and monies held by it under this Agreement; and the Administrator and the predecessor Trustee or Delaware Trustee, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Trustee or Delaware Trustee all such rights, powers, duties and obligations.

21

No successor trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee shall be eligible pursuant to Section 9.1.

Upon acceptance of appointment by a successor trustee pursuant to this Section, the Administrator shall mail notice of such appointment to the Holders, the Indenture Trustee, the Noteholders and the Rating Agencies. If the Administrator shall fail to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Administrator.

Any successor Delaware Trustee appointed pursuant to this Section 9.3 shall promptly file an amendment to the Certificate of Trust with the Secretary of State identifying the name and the principal place of business of such successor Delaware Trustee in the State of Delaware.

SECTION 9.4. Merger or Consolidation of the Trustee or Delaware Trustee. Any Person into which the Trustee or Delaware Trustee, as applicable, may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee or Delaware Trustee, as applicable, shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or Delaware Trustee, as applicable, shall be the successor of the Trustee or Delaware Trustee, as applicable, hereunder; provided, such Person shall be eligible pursuant to Section 9.1, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, further, that (a) the Trustee or Delaware Trustee, as applicable, shall mail notice of such merger or consolidation to the Rating Agencies and (b) the Trustee or Delaware Trustee shall file any necessary amendments to the Certificate of Trust with the Secretary of State.

SECTION 9.5. Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or Trust Estate may at the time be located, the Administrator, on behalf of the Trust, and the Trustee acting jointly shall have the power and may execute and deliver all instruments to appoint one or more Person(s) approved by the Trustee to act as co-trustee(s), jointly with the Trustee, or separate trustee(s), of all or any part of the Trust Estate, and to vest in such Person(s), in such capacity and for the benefit of the Holders, such title to the Trust Estate, or any part thereof, and, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Administrator, on behalf of the Trust, and the Trustee may consider necessary or desirable. If the Administrator, on behalf of the Trust, shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee under this Agreement shall be required to meet the terms of eligibility as a successor trustee pursuant to Section 9.1 and no notice of the appointment of any co-trustee or separate trustee shall be required pursuant to Section 9.3.

22

Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(a)       all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act(s) are to be performed, the Trustee shall be incompetent or unqualified to perform such act(s), in which event such rights, powers, duties and obligations (including the holding of title to the Trust Estate or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(b)       no trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement; and

(c)       the Administrator, on behalf of the Trust, and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Each such instrument shall be filed with the Trustee and a copy thereof given to the Administrator.

Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

The Trustee shall have no obligation to determine whether a co-trustee or separate trustee is legally required in any jurisdiction in which any part of the Trust Estate may be located.

SECTION 9.6. Delaware Trustee.

The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Trust Statute that the Trust have at least one trustee with a principal place of business in the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the Trustee.

23

The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Trust Statute. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Holders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement. The Delaware Trustee shall have no liability for the acts or omissions of the Trustee, the Administrator or the Holders or any other Person.

The Delaware Trustee shall be entitled to all of the same rights, protections, exculpations, indemnities and immunities under this Agreement as the Trustee.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Supplements and Amendments. Without the consent of the Noteholders or any other Person, but with prior notice to each Rating Agency, at any time and from time to time, upon either (a) delivery by Synchrony Card Funding to the Trustee and the Indenture Trustee of an Officer’s Certificate to the effect that Synchrony Card Funding reasonably believes that such action will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future or (b) satisfaction of the Rating Agency Condition with respect to each affected Class or Tranche of Notes for which an Officer’s Certificate described in the preceding clause (a) has not been delivered, Synchrony Card Funding and the Trustee may modify, alter or amend this Agreement.

Promptly after the execution of any such amendment or consent, Synchrony Card Funding shall furnish written notification of the substance of such amendment or consent to the Indenture Trustee and each Rating Agency.

It shall not be necessary for the consent of the Holders or Noteholders pursuant to this Section 10.1 to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution of any amendment to the Certificate of Trust, the Trustee shall cause the filing of such amendment with the Secretary of State of the State of Delaware.

The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate of Synchrony Card Funding to the effect that the conditions to amendment have been satisfied.

The Trustee may, but shall not be obligated to, enter into any such amendment that affects the Trustee’s own rights, duties or immunities under this Agreement or otherwise.

24

Without the prior written consent of the Indenture Trustee, no amendment to this Agreement shall be made that adversely affects the rights of the Indenture Trustee; provided, however that the rights of the Indenture Trustee shall be deemed to not be adversely affected if Synchrony Card Funding delivers prior written notice of such amendment to the Indenture Trustee and the Indenture Trustee does not provide notice of such adverse effect to Synchrony Card Funding within five Business Days of receiving notice of such amendment.

SECTION 10.2. No Legal Title to Trust Estate in Synchrony Card Funding. Synchrony Card Funding shall not have legal title to any part of the Trust Estate. No transfer, by operation of law or otherwise, of any right, title or interest of Synchrony Card Funding in, to and under their ownership interest in the Trust Estate shall operate to terminate this Agreement or the trusts hereunder or entitle any transferee to an accounting or to the transfer to it of legal title to any part of the Trust Estate.

SECTION 10.3. Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Trustee, Synchrony Card Funding, and the Holders and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Trust Estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 10.4. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing (which shall include facsimile, email or other electronic transmissions) and emailed, faxed or delivered to (i) if to the Trustee or the Delaware Trustee, the Corporate Trust Office; and (ii) if to Synchrony Card Funding, LLC, 777 Long Ridge Road, Stamford, CT, Attention: Eric Duenwald – President, Telephone: (203) 585-2906, Facsimile: (844) 265-2601, Email: Eric.Duenwald@syf.com, with a copy to Synchrony Bank, as Administrator, 777 Long Ridge Road, Stamford, CT, Attention: Eric Duenwald – Treasurer, Telephone: (203) 585-2906, Facsimile: (844) 265-2601, Email: Eric.Duenwald@syf.com; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Each such notice, demand, request, consent approval, declaration or other communication shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other electronic transmission, (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number or email address) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

25

SECTION 10.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.6. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 10.7. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, Synchrony Card Funding and its successors, the Trustee and its successors, the Delaware Trustee and its successors and Synchrony Card Funding and its successors and permitted assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by the Holders of the Transferor Interest shall bind the successors and assigns of Synchrony Card Funding and any other Holder.

SECTION 10.8. No Petition. The Trustee and the Delaware Trustee, by entering into this Agreement and the Holders, by accepting a Trust Interest, hereby covenant and agree that they will not at any time institute against Synchrony Card Funding or the Trust, or join in any institution against Synchrony Card Funding or the Trust of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law in connection with any obligations relating to the Notes, this Agreement or any of the Related Documents; provided that nothing in this paragraph shall preclude, or be deemed to estop, the Trustee or the Holders from taking any action prior to the expiration of the applicable preference period in any involuntary proceeding filed or commenced against Synchrony Card Funding or the Trust by a Person other than the Trustee or Delaware Trustee, as applicable, or the Holders or to otherwise limit any claims that the Trustee or the Holders may have against Synchrony Card Funding or the Trustee or Delaware Trustee, as applicable. This Section 10.8 shall survive the termination of the Trust.

SECTION 10.9. No Advice, Counsel, Opinion or Investigation. Each of the parties hereto hereby agrees and, as evidenced by its acceptance of any benefits hereunder, any Holder agrees that the Trustee in any capacity (x) has not provided and will not provide in the future, any advice, counsel or opinion regarding the tax, regulatory, financial, investment, securities law or insurance implications and consequences of the formation, funding and ongoing administration of the Trust, including, but not limited to, income, gift and estate tax issues, insurable interest issues, risk retention issues, doing business or other licensing matters and the initial and ongoing selection and monitoring of financing arrangements, (y) has not made any investigation as to the accuracy of any representations, warranties or other obligations of the Trust under the Related Documents and shall have no liability in connection therewith and (z) other than as expressly agreed in writing by the Trustee, the Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in any disclosure or offering document or in any other document issued or delivered in connection with the sale or transfer of the Notes.

26

SECTION 10.10. No Recourse. A Holder (or any interest therein), by accepting a Trust Interest, acknowledges that the Trust Interest represents a beneficial interest in the Trust only and the Trust Interest does not represent an interest in or obligation of Synchrony Card Funding, the Servicer, the Administrator, the Trustee, the Indenture Trustee or any Affiliate thereof, and no recourse may be had against such parties or their assets except as may be expressly set forth or contemplated provided in this Agreement or the Related Documents.

SECTION 10.11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 10.12. Administrator. Synchrony Card Funding and Trustee acknowledge that the Administrator is authorized to execute on behalf of the Trust all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust or Trustee to prepare, file or deliver pursuant to this Agreement and the Related Documents. Upon written request, the Trustee shall execute and deliver to the Administrator a power of attorney appointing the Administrator its agent and attorney-in-fact to execute all such documents, reports, filings, instruments, certificates and opinions.

SECTION 10.13. Waiver of Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.14. Confidentiality. All information, data and documents of a proprietary or confidential nature disclosed by Synchrony Card Funding in connection with this Agreement or any Related Document shall be deemed "Confidential Information".  Confidential Information may include but shall not be limited to financial information, customer information, pricing policies, procedures, or guidelines. Each of Trustee and Delaware Trustee shall take reasonable care, not less than the care it takes to maintain the confidentiality of its own confidential information of a similar nature, not to disclose Confidential Information except as expressly permitted in this Section 10.14. Confidential Information shall not be used by Trustee or Delaware Trustee for purposes other than those contemplated in this Agreement or the Related Documents, nor shall any Confidential Information be disclosed to third parties (other than non-employee representatives of Trustee or Delaware Trustee who agree in writing to be bound by the provisions of this paragraph), except for (a) any disclosures required by Applicable Law or required to be made to any governmental agencies, (b) any disclosures to its independent certified public accounting firm or to other persons or entities that may need to know for the purpose of its business or operations, (c) any disclosures of information that was in the public domain at the time of receipt or subsequently comes into the public domain (other than as a result of an unauthorized disclosure), or (d) disclosures that are necessary in order to conduct business under this Agreement or the Related Documents.

27

SECTION 10.15. Effectiveness. This Agreement amends and restates the Original Trust Agreement as of the Amendment and Restatement Effective Date and the terms and provisions of the Original Trust Agreement are restated hereby in their entirety as of the Amendment and Restatement Effective Date. From and after the Amendment and Restatement Effective Date, each reference to the Original Trust Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. For the avoidance of doubt, all obligations and liabilities of the parties to the Original Trust Agreement under or in connection with the Original Trust Agreement shall remain outstanding hereunder and shall be enforceable against each of them, as applicable, under this Agreement. This Agreement does not constitute a novation of the Original Trust Agreement (or a novation of any of the obligations thereunder).

ARTICLE XI

REGULATION AB

SECTION 11.1. Intent of the Parties; Reasonableness. Synchrony Card Funding, the Trustee and the Delaware Trustee acknowledge and agree that the purpose of this Article XI is to facilitate compliance by Synchrony Card Funding with the provisions of Regulation AB and related rules and regulations of the Commission. Synchrony Card Funding shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than Synchrony Card Funding’s compliance with the Securities Act, the Securities Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). Each of the Trustee and Delaware Trustee agrees to cooperate in good faith with any reasonable request by Synchrony Card Funding for information regarding the Trustee or Delaware Trustee, as applicable, which is required in order to enable Synchrony Card Funding to comply with the provisions of Regulation AB, including, without limitation, Items 1109(a)(1), 1109(a)(2), 1117 and 1119 of Regulation AB, and Rule 15Ga-1 of the Securities Exchange Act (the “Repurchase Disclosure Regulations”), as they relate to the Trustee or Delaware Trustee, or to the Trustee’s or Delaware Trustee’s obligations under this Agreement.

28

SECTION 11.2. Information to Be Provided by the Trustee and Delaware Trustee.

(a)       Each of the Trustee and Delaware Trustee shall, as promptly as practicable, notify Synchrony Card Funding, in writing, of: (i) the commencement of, a material development in or, if applicable, the termination of, any and all legal proceedings against the Trustee or Delaware Trustee, as applicable, or any and all proceedings of which any property of the Trustee or Delaware Trustee, as applicable, is the subject, that is material to the Noteholders; and (ii) any such proceedings known to be contemplated by Governmental Authorities. Each of the Trustee and the Delaware Trustee shall also notify Synchrony Card Funding, in writing, as promptly as practicable following notice to or discovery by the Trustee or Delaware Trustee, as applicable, of any material changes to proceedings described in the preceding sentence. In addition, each of the Trustee and the Delaware Trustee will furnish to Synchrony Card Funding, in writing, the necessary disclosure regarding the Trustee or Delaware Trustee, as applicable, describing such proceedings required to be disclosed under Item 1117 of Regulation AB, for inclusion in reports filed by or on behalf of Synchrony Card Funding pursuant to the Securities Exchange Act.

(b)       Each of the Trustee and the Delaware Trustee shall:

(i)       on or before the fifth (5th) Business Day of each month (or, if such day is not a Business Day, the immediately following Business Day), provide to Synchrony Card Funding such information regarding the Trustee as is required for the purpose of compliance with Items 1109(a)(1), 1109(a)(2) and 1119 of Regulation AB; provided, however, neither the Trustee nor the Delaware Trustee shall be required to provide such information in the event that there has been no change to the information previously provided by the Trustee or the Delaware Trustee, as applicable, to the Transferor;

(ii)       on or before the tenth (10th) Business Day of each month (or, if such day is not a Business Day, the immediately following Business Day) in which the Trustee or Delaware Trustee has received such a request, provide to the Transferor a certificate in substantially the form of Exhibit B, for the purpose of compliance with the Repurchase Disclosure Regulations, with respect to any requests received by the Trustee or the Delaware Trustee, as applicable, during the immediately preceding calendar month that any Receivable be repurchased; provided, however, that each of the Trustee and Delaware Trustee shall provide to the Transferor such certificate on or before February 1 of each calendar year regardless of whether the Trustee has received any such requests; and

(iii)       as promptly as practicable following notice to or discovery by the Trustee or the Delaware Trustee, as applicable, of any changes to the information described in this Section 11.2, provide to Synchrony Card Funding, in writing, such updated information. Such information shall include, at a minimum:

(1)       the Trustee’s or Delaware Trustee’s, as applicable, name and form of organization;

(2)       a description of the extent to which the Trustee or Delaware Trustee, as applicable, has had prior experience serving as a trustee for asset-backed securities transactions involving credit card receivables; and

29

(3)       a description of any affiliation between the Trustee or Delaware Trustee, as applicable, and any of the following parties to an issuance of new Notes of any Series, Class or Tranche pursuant to Section 3.09 of the Master Indenture, as such parties are identified to the Trustee or Delaware Trustee, as applicable, by Synchrony Card Funding in writing in advance of such issuances of new Notes:

1.	the sponsor;

2.	the depositor;

3.	the issuing entity;

4.	any servicer;

5.	any other trustee;

6.	any originator;

7.	any significant obligor;

8.	any enhancement or support provider;

9.	any asset representations reviewer; and

10.	any other material party related to any issuance of new Notes.

In addition, each of the Trustee and the Delaware Trustee shall provide a description of whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding between the Trustee or Delaware Trustee, as applicable, and any above-listed party that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the Securitization Transactions, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset-backed securities.

30

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

CITICORP TRUST DELAWARE, NATIONAL ASSOCIATION,
as Delaware Trustee

By:	/s/ Jason Concavage
Name: Jason Concavage
Title: Vice President and Trust Officer

CITIBANK, N.A.,
as Trustee

By:	/s/ Kristen Driscoll
Name: Kristen Driscoll
Title: Senior Trust Officer

SYNCHRONY CARD FUNDING, LLC

By:	/s/ Andrew Lee
Name: Andrew Lee
Title: Manager and Vice President

A&R Trust Agreement

31

EXHIBIT A
to Agreement

A-1

Certificate of Trust
of
Synchrony Card Issuance Trust

This Certificate of Trust of Synchrony Card Issuance Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801, et seq.).

(i)       Name. The name of the statutory trust being formed hereby is Synchrony Card Issuance Trust.

(ii)      Delaware Trustee. The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are Citicorp Trust Delaware, National Association, 20 Montchanin Road, Suite 180, Greenville, Delaware 19807.

(iii)     Effective Date. This Certificate of Trust shall be effective as of its filing.

A-2

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CITICORP TRUST DELAWARE, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Delaware Trustee

By:
Name:
Title:

CITIBANK, N.A., not in its individual capacity, but solely as Trustee

By:
Name:
Title:

A-3

EXHIBIT B
to Agreement

B-1

FORM OF REPURCHASE CERTIFICATE

[__________], 20[__]

Synchrony Card Issuance Trust

c/o Citibank, N.A., as Trustee

388 Greenwich Street

New York, New York 10013

Attention: Synchrony Card Issuance Trust

Synchrony Card Funding, LLC

777 Long Ridge Road

Stamford, CT

Attention: Eric Duenwald – President

Re:  Synchrony Card Issuance Trust; Noteholder Request to Repurchase Receivables

Reference is hereby made to (i) the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Indenture”), by and between the Synchrony Card Issuance Trust, as issuer, and THE BANK OF NEW YORK MELLON, as indenture trustee and (ii) the Synchrony Card Issuance Trust Amended and Restated Trust Agreement, dated as of May 1, 2018, by and between Synchrony Card Funding, LLC, as transferor and beneficiary, and CITIBANK, N.A., as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

The Trustee hereby certifies as to the checked option below:

[        ] During the period from and including [_________] to but excluding [_________], the Trustee received no requests from Noteholders, with respect to the Notes Outstanding during the period, requesting that Receivables be repurchased.

[        ] During the period from and including [_________] to but excluding [_________], the Trustee received one or more requests from Noteholders, with respect to the Notes Outstanding during the period, requesting that Receivables be repurchased. Such requests are attached. To the extent such information is available and in its possession, the Trustee agrees that it will cooperate with Synchrony Bank, as the Securitizer, in the preparation of the table set forth on page 27 of Securities and Exchange Commission Release No. 33-9175 (Disclosure for Asset-Backed Securities Required by Section 943 of the Dodd-Frank Wall Street Reform and Consumer Protection Act-January 20, 2011).

CITIBANK, N.A., not in its individual capacity, but solely as trustee of the Trust

By:
Name:
Title:

B-2